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                                                         Exhibit 12.1

                                                         Evercom, Inc.
                                             Statement Regarding Computation of Ratios
                                                Ratio of Earnings to Fixed Charges
                                                          (in thousands)



                                                         Combined Predecessors      |        The Company
                                                     -------------------------------|-------------------------------

                                                      Years Ended      Eleven Months|  One Month       Years Ended
                                                      December 31,         Ended    |    Ended         December 31,
                                                     --------------     November 30,| December 31,    --------------
                                                     1994      1995         1996    |     1996        1997      1998
                                                     ----      ----    -------------| ------------    ----      ----
Earnings:                                                                           |
                                                                                    |
   Income (loss) from continuing operations before                                  |
           income taxes and extraordinary loss       $1,647    $2,230      $5,183   |    $(283)     $(12,829) $(25,410)
                                                                                    |
   Interest expense                                     745     1,360       1,469   |      612        11,138    19,638
                                                                                    |
   Interest portion of rent expense                      57        87          56   |        0           129       306
                                                                                    |
                                                      ------   ------      ------   |     -----     --------   --------
   Earnings available for fixed charges               $2,449   $3,677      $6,708   |     $ 329     $ (1,562)  $ (5,466)
                                                      ======   ======      ======   |     =====     ========   ========
                                                                                    |
Fixed Charges:                                                                      |
                                                                                    |
   Interest expense                                   $  745   $1,360      $1,469   |     $ 612     $ 11,138   $ 19,638
                                                                                    |
   Interest portion of rent expense                       57       87          56   |         0          129        306
                                                      ------   ------      ------   |     -----     --------   --------
                                                                                    |
   Total fixed charges                                $  802   $1,447      $1,525   |     $ 612     $ 11,267   $ 19,944
                                                      ======   ======      ======   |     =====     ========   ========
                                                                                    |
Ratio of earnings to fixed charges                       3.1      2.5         4.4   |        --           --         --
                                                                                    |
Deficiency of earnings to fixed charges                   --       --          --   |     $ 283     $ 12,829   $ 25,410
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